FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS

Secaucus, New Jersey – November 19, 2009 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today reported financial results for the third quarter and fiscal year-to-date 2009. Results from continuing operations for the third quarter and fiscal year-to-date periods ended October 31, 2009 and November 1, 2008 are based on The Children’s Place business only. The Disney Store North America (“DSNA”) business has been classified as discontinued operations in accordance with generally accepted accounting principles (“GAAP”) reflecting the Company’s decision to exit the business.

Third Quarter
•	Net sales from continuing operations for the third quarter of 2009 increased 3% to $463.2 million, compared to $450.6 million in the third quarter of 2008.
•	Comparable retail sales, which include online sales, declined 2% in the third quarter of 2009 following a 4% increase during the same period last year.
•	Income from continuing operations was $38.2 million, or $1.38 per diluted share, in the third quarter of 2009, compared to $28.4 million, or $0.96 per diluted share, in the third quarter of 2008.
•
Net income, which includes the impact of discontinued operations, was $37.8 million in the third quarter of 2009, or $1.37 per diluted share, compared to $24.1 million, or $0.81 per diluted share, in the third quarter of 2008.

•	Inventory per square foot increased 3% at the end of the third quarter of 2009 compared to the third quarter of 2008.
•	At the end of the third quarter of 2009, the Company had a cash balance of $104.4 million and no bank borrowings.
•	During the third quarter of 2009, the Company opened 13 stores, and ended with 950 stores.

Fiscal Year-to-Date
•	Net sales from continuing operations were $1,180.8 million for fiscal year-to-date 2009, a 1% decline compared to $1,188.9 million for the same period of the prior year.
•	Comparable retail sales declined 3% year-to-date 2009 following a 6% increase last year.
•
Income from continuing operations was $54.7 million, or $1.88 per diluted share, fiscal year-to-date 2009, compared to $50.6 million, or $1.72 per diluted share, last year. The Company’s fiscal year-to-date income from continuing operations includes the following items which the Company deems to be unusual or one-time in nature:

o
In fiscal 2009, gains included a $4.8 million income tax benefit from excess foreign tax credits generated by the repatriation of cash from Canada, a $4.7 million, pre-tax, favorable settlement of an IRS employment tax audit related to stock options, and a tax benefit of $4.5 million from the settlement of an IRS income tax audit. These gains were partially offset by $2.9 million of pre-tax expenses associated with previously announced restructuring programs, $2.4 million of pre-tax expenses associated with the pre-payment of the Company’s term loan, $2.0 million of pre-tax expenses incurred in connection with the recent proxy contest and an asset impairment charge of $0.8 million, pre-tax, for an underperforming store that has been open for less than two years.

PLCE – Third Quarter 2009 Financial Results

o
In fiscal 2008, gains included $11.1 million, pre-tax, from transition services income net of variable expenses for services provided to the acquirer of the DSNA business, $2.3 million, pre-tax, for the sale of a store lease and $0.2 million, pre-tax, in recovery of legal fees. These gains were partially offset by $2.4 million, pre-tax, in professional fees associated with the Company’s restructuring activities and $1.3 million, pre-tax, in legal fees related to the Company’s 2006 stock-option investigation.

•
Excluding the unusual or one-time items mentioned above from both years, adjusted income from continuing operations was $47.3 million, or $1.63 per diluted share, fiscal year-to-date 2009, compared to $44.7 million, or $1.52 per diluted share, for the same period last year. The income from continuing operations excluding these items is a non-GAAP measure. The Company believes the excluded items are not indicative of the performance of its core business and that by providing this supplemental disclosure to investors it will facilitate comparisons of its past and present performance. A reconciliation of income from continuing operations as reported is included in this press release in Table 3.

•
Net income, which includes the impact of discontinued operations, was $54.2 million, or $1.87 per diluted share, fiscal year-to-date 2009, compared to $43.6 million, or $1.48 per diluted share, last year.

•	Fiscal year-to-date, the Company has opened 34 stores and closed one.

Chuck Crovitz, interim Chief Executive Officer of The Children’s Place commented, “We were pleased to have delivered top-line growth and increased profitability in the third quarter. While the consumer remains cautious, we were encouraged by the increased number of sales transactions as customers responded favorably to our fashionable assortment at value price points. In addition, we were able to protect margins with prudent cost controls and inventory management. Based on our expectation that the consumer will remain price sensitive during the fourth quarter, we plan to offer compelling promotions that are designed to create excitement throughout the holiday season.”

Conference Call Information
The Children’s Place will host a conference call to discuss its third quarter results today at 10:00 a.m. Eastern Time. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available approximately one hour after the conclusion of the call.

About The Children’s Place Retail Stores, Inc.
The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children's merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children's Place” brand name. As of October 31, 2009, the Company owned and operated 950 The Children’s Place stores and an online store at www.childrensplace.com.

This press release may contain certain forward-looking statements regarding future circumstances, including statements relating to our future operating plans and strategies. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 31, 2009. Included among the risks and uncertainties that could cause actual results, events and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, and the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc. Susan Riley, EVP, Finance & Administration, (201) 558-2400 Jane Singer, VP, Investor Relations, (201) 453-6955

(Tables Follow)

Table 1
THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Third Quarter Ended		Fiscal Year-to-Date
	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008

Net sales	$463,175	$450,623	$1,180,752	$1,188,864
Cost of sales	261,348	254,239	707,099	692,839
Gross profit	201,827	196,384	473,653	496,025
Selling, general and
administrative expenses	118,579	126,716	336,565	351,919
Asset impairment charge	307	954	1,721	1,081
Depreciation and amortization	18,170	17,791	53,258	53,152
Income from continuing operations
before interest and taxes	64,771	50,923	82,109	89,873
Interest (expense), net	(520)	(1,912)	(5,250)	(2,803)
Income from continuing operations
before income taxes	64,251	49,011	76,859	87,070
Provision for income taxes	26,079	20,563	22,175	36,466
Income from continuing operations	38,172	28,448	54,684	50,604
Loss from discontinued operations	(389)	(4,391)	(440)	(7,018)
Net income	$37,783	$24,057	$54,244	$43,586

Basic income from continuing
operations per common share	$1.39	$0.97	$1.90	$1.73
Loss from discontinued operations
per common share	(0.01)	(0.15)	(0.02)	(0.24)
Basic net income per common
share	$1.38	$0.82	$1.88	$1.49
Basic weighted average common
shares outstanding	27,389	29,364	28,805	29,173

Diluted income from continuing
operations per common share	$1.38	$0.96	$1.88	$1.72
Loss from discontinued
operations per common share	(0.01)	(0.15)	(0.02)	(0.24)
Diluted net income per common
share	$1.37	$0.81	$1.87	$1.48
Diluted weighted average common
shares outstanding	27,622	29,726	29,038	29,444

Note: Amounts may not add due to rounding.

Table 2
THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 31, 2009	January 31, 2009	November 1, 2008

Cash and investments	$104,364	$226,206	$185,980
Accounts receivable	16,739	19,639	24,213
Inventories	250,599	211,227	232,776
Other current assets	87,965	62,518	104,218
Restricted assets in bankruptcy estate
of subsidiary	--	--	78,971
Total current assets	459,667	519,590	626,158

Property and equipment, net	311,113	318,116	336,921
Other assets, net	64,536	102,051	83,230
Total assets	$835,316	$939,757	$1,046,309

Current liabilities:

Revolving credit facility	$--	$--	$--
Short term portion of term loan	--	30,000	30,000
Accounts payable	62,612	73,333	79,913
Accrued expenses and
other current liabilities	104,886	103,662	123,179
Liabilities in bankruptcy estate
of subsidiary	--	--	107,767
Total current liabilities	167,498	206,995	340,859

Long term portion of term loan	--	55,000	55,000
Other liabilities	114,584	129,883	140,984
Total liabilities	282,082	391,878	536,843

Stockholders’ equity	553,234	547,879	509,466

Total liabilities and stockholders’ equity	$835,316	$939,757	$1,046,309

Table 3
THE CHILDREN’S PLACE RETAIL STORES, INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP
(In millions, except per share amounts)
(Unaudited)

	Third Quarter Ended		Fiscal Year-to-Date Ended
	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008
Income from continuing operations net of income taxes	$38.2	$28.4	$54.7	$50.6

Unusual or one-time items pre-tax:
Gains:
Favorable settlement of IRS employment tax audit related to stock options	(0.1)	-	(4.7)	-
Net transition services income	-	(5.7)	-	(11.1)
Sale of store lease	-	-	-	(2.3)
Legal fee recovery	-	(0.2)	-	(0.2)

Expenses:
Proxy contest fees	(0.2)	-	2.0	-
Company restructuring fees	-	-	2.9	2.4
Prepayment of term loan expenses/ deferred financing fees	-	-	2.4	-
Impairment charge	-	-	0.8	-
Stock option/special investigation fees	-	-	-	1.3

Aggregate (income) impact of unusual or one-time items	(0.3)	(5.9)	3.4	(9.9)
Income tax effect of unusual or one-time items	0.1	2.4	(1.5)	4.0
Excess foreign tax credits from repatriation of cash	-	-	(4.8)	-
One-time tax benefit from resolution of IRS income tax audit	-	-	(4.5)	-
Adjusted (gain) impact from unusual or one-time items after taxes	(0.2)	(3.5)	(7.4)	(5.9)

Adjusted income from continuing operations net of income taxes	$38.0	$24.9	$47.3	$44.7

GAAP income from continuing operations per common share	$1.38	$0.96	$1.88	$1.72

Adjusted income from continuing operations per common share	$1.38	$0.84	$1.63	$1.52

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